EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF CHENIERE ENERGY, INC.
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Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
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Cheniere Energy, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, as amended, the Board of Directors, on December 9, 2010 adopted the following resolutions amending and restating the Certificate of Designations of its Series B preferred stock, par value $.0001 per share (the “Series B Preferred Stock”):

RESOLVED, that the Transaction Committee of the Board of Directors, acting pursuant to authority granted by the entire Board of Directors by resolution on August 6, 2008 pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation,  designated 50,000 shares of the preferred stock, par value $.0001 per share, of the Corporation as “Series B Preferred Stock”, pursuant to a Certificate of Designations approved by the Transactions Committee on August 14, 2008:

RESOLVED, that (1) the Board of Directors, acting  pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, approved an amendment and restatement of the terms of the Certificate of Designations of the Series B Preferred Stock, and the powers, designations, preferences and relative, participating, optional and other rights of the Series B Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth below (the “Amended and Restated Certificate of Designations”), (2) this Amended and Restated Certificate of Designations amends and restates the Certificate of Designations by deleting from such Certificate of Designations all of the provisions thereof and substituting in lieu of such provisions the text of the Amended and Restated Certificate of Designations set forth below, and (3) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file the Amended and Restated Certificate of Designations with the Delaware Secretary of State:

FIRST  The text of the Certificate of Designations is hereby amended and restated by this Amended and Restated Certificate of Designations to read as follows:

Section 1. Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Series B Preferred Stock”.  The number of shares constituting such series shall be 1,681.  The Series B Preferred Stock shall have a par value of $.0001 per share and the liquidation preference of the Series B Preferred Stock shall initially be $5,000 per share.

Section 2. Ranking.  The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on parity with each other class or series of preferred stock established after the Effective Date by the Corporation, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), (ii) on parity with the Corporation’s common stock (the “Common Stock”) and (iii) senior to each other class or series of capital stock outstanding or established after the Effective Date by the Corporation the terms of which do not expressly provide that it ranks on parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”).  The Corporation has the right to authorize and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders so long as such Junior Securities do not have a maturity and are not redeemable either at the Corporation’s option or at the option of the holders thereof at any time.  The Corporation may not issue any Parity Securities, Common Stock or any class or series of capital stock senior to the Series B Preferred Stock without the consent of a majority of the Holders.

Section 3. Definitions.  Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person.  As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise.  Notwithstanding the foregoing, solely for purposes of this Certificate of Designations, the directors and officers of the Corporation or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed Affiliates of the Investor.  With respect to the Investor, the term “Affiliate” shall also include its general partner or investment manager or similar Person, and any other entity with the same general partner or investment manager or similar Persons.  For the avoidance of doubt, no Person shall be deemed the Affiliate of any other Person merely by virtue of holding an ownership interest of 10% or more in such Person, or pursuant to any other presumption regarding “affiliate” status.

(b) “Amended and Restated Certificate of Designations” has the meaning set forth in the preamble hereto.

(c) “AMEX” means the American Stock Exchange.

(d) “As-Converted Basis” means with respect to any share of Series B Preferred Stock, such number of shares of Common Stock into which such share of Series B Preferred Stock would be then convertible.

(e) “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designations, such Person or Group (as defined thereunder) shall be deemed to have “beneficial ownership” of all shares that any such Person or Group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f) “Board of Directors” has the meaning set forth in the preamble hereto.

(g) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(h) “Certificate of Designations” has the meaning set forth in the preamble hereto.

(i) “Certificate of Incorporation” has the meaning set forth in the preamble hereto.

(j) “Change of Control” the occurrence of any of the following:

(i) any “person” or “group” files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or the Corporation otherwise becomes aware, that such person or group is or has become the “beneficial owner,” directly or indirectly, of shares of the Corporation’s Voting Stock (other than Preferred Stock) representing 50% or more of the total voting power or economic interests of all outstanding classes of the Corporation’s Voting Stock (other than this Series B Preferred Stock) or has the power, directly or indirectly, to elect a majority of the members of the “board of directors” of the Corporation;

(ii) The Corporation consolidates with, or merges with or into, another Person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Corporation’s assets, or any Person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction in which the Persons (the “Existing Stockholders”) that “beneficially owned,” directly or indirectly, shares of the Corporation’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, shares of Voting Stock representing a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee person in substantially the same proportion amongst such Existing Shareholders as such ownership immediately prior to such transaction;

(iii) a majority of the members of the “board of directors” of the Corporation are not Continuing Directors; or

(iv) the Corporation’s Common Stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established over-the-counter trading market in the United States.

(k) “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the AMEX on such date.  If the Common Stock is not traded on the AMEX on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the AMEX shall be such closing sale price and last reported sale price as reflected on the website of the AMEX (http://www.amex.com).  If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(l) “Common Stock” has the meaning set forth in Section 2.

(m) “Continuing Director” shall mean, as of any date of determination, any member of the Corporation’s Board of Directors who was a member of such board of directors on July 27, 2005, or was nominated for election or elected to such board of directors with the approval of (a) a majority of the Continuing Directors who were members of such board at the time of such nomination or election or (b) a nominating committee, a majority of which committee were Continuing Directors at the time of such nomination or election.

(n) “Conversion Amount” has the meaning set forth in Section 8(b).

(o) “Corporation” has the meaning set forth in the preamble hereto.

(p) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date in question.

(q) “Distribution Date” has the meaning set forth in the Rights Agreement.

(r) “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(t) “Exchange Property” has the meaning set forth in Section 11(a).

(u) “Holder” means, as of any date, the Person in whose name shares of the Series B Preferred Stock are registered as of such date, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(v) “Junior Securities” has the meaning set forth in Section 2.

(w) “Liquidation Preference” means, as to the Series B Preferred Stock, $5,000 per share, plus any accrued and unpaid dividends, whether or not declared.

(x) “Liquidation Transaction” has the meaning set forth in Section 5(a).

(y) “Notice of Optional Conversion” has the meaning set forth in Section 9(a).

(z) “Optional Conversion” has the meaning set forth in Section 8(a).

(aa) “Optional Conversion Date” has the meaning set forth in Section 9(a)(i).

(bb) “Parity Securities” has the meaning set forth in Section 2.

(cc) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(dd) “Record Date” has the meaning set forth in Section 4(d).

(ee) “Redemption Date” means August 15, 2018.

(ff) “Reorganization Event” has the meaning set forth in Section 11(a).

(gg) “Rights” has the meaning set forth in the Rights Agreement.

(hh) “Rights Agreement” means the Rights Agreement by and between the Corporation and U.S. Stock Transfer Corp., as Rights Agent, dated as of October 14, 2004, as amended from time to time.

(ii) “Series B Preferred Stock” has the meaning set forth in the preamble hereto.

(jj) “Subsidiaries” means each corporation or other Person in which a Person (i) owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests or (ii) has the right to appoint or remove a majority of its board of directors or equivalent managing body.

(kk) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(ll) “Voting Stock” means securities of any class of capital stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4. Dividends.

(a) From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, dividends when, as and if declared by the Board of Directors.

(b) If the Board of Directors declares and pays or sets aside for payment any dividend or distribution in respect of any shares of Common Stock or Junior Securities, then the Board of Directors shall declare and pay to the Holders of the Series B Preferred Stock a dividend or distribution in an amount per share of Series B Preferred Stock equal to (i) the product of (A) the per share dividend declared and paid in respect of each share of Common Stock and (B) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible or (ii) and amount equal to the product of (A) the aggregate amount paid on any Junior Securities divided by the aggregate amount initially invested to purchase the Junior Securities multiplied by (B) the aggregate Liquidation Preference of the outstanding Series B Preferred Stock and divided by (C) the number of shares of Series B Preferred Stock then outstanding.

(c) Dividends or distributions payable pursuant to Section 4(b) shall be payable on the same date and in the same manner that dividends or distributions are payable to holders of shares of Common Stock or Junior Securities, and no dividends shall be payable to holders of shares of Common Stock or Junior Securities unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Series B Preferred Stock.

(d) Each dividend will be payable or accrue to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(a) shall be the date set by the Board of Directors and (ii) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock or Junior Securities.

(e) Dividends payable pursuant to Section 4(b) on the Series B Preferred Stock are non-cumulative.  If the Board of Directors does not declare a dividend on the Common Stock or Junior Securities, the Holders of such Series B Preferred Stock will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series B Preferred Stock or any other class or series of the Corporation’s preferred stock or the Common Stock.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time shall be entitled to receive for each share of Series B Preferred Stock held by such Holder liquidating distributions in the amount of the greater of (i) the then-current Liquidation Preference per share of Series B Preferred Stock; and (ii) the amount that would be payable if the shares of Series B Preferred Stock had been converted, immediately prior to such liquidating distributions, into shares of Common Stock, in each case out of assets legally available for distribution to the Corporation’s stockholders before any distribution of assets is made to the holders of any Junior Securities.  After payment of the full amount of such liquidating distributions, Holders of the Series B Preferred Stock shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b) In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and corresponding amounts payable on any Parity Securities or Common Stock, Holders and the holders of such Parity Securities or Common Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) A Change of Control will not constitute a Liquidation Transaction.

Section 6. Maturity.  The Series B Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Certificate of Designations.

Section 7. Redemptions.  Subject to the terms and provisions of this Section 7, in the event the Series B Preferred Stock has not been converted, the Corporation shall have the right to redeem, and the Holders shall have the right to force the Company to redeem, the Series B Preferred Stock, in whole but not in part, at a per share price equal to the Liquidation Preference.  Fifteen days prior to the Redemption Date the Corporation or the Holders shall mail notice, postage prepaid, to each holder of record (at the close of business on the Business Day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice.  The notice shall state: (a) the redemption to be effected, (b) the applicable redemption price, (c) the place at which payment may be obtained and (d) that such holder is to surrender to the Corporation in the manner and at the place designated, the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

Section 8. Conversion.

(a) Optional Conversion.  Subject to the terms and conditions set forth in this Section 8(a), each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof (each an “Optional Conversion”), solely (i) by the Purchaser in connection with a transaction that meets the definition of a “public offering”, (ii) upon receipt of stockholder approval for the conversion of the Series B Preferred Stock other than in a “public offering” or (iii) in a transaction that is otherwise exempt from any requirement for stockholder approval, in each case as defined under the rules of the exchange on which the Common Stock is then traded into shares of Common Stock at the Conversion Amount set forth in Section 8(b).

(b) Number of Shares Upon Conversion.  Each share of Series B Preferred Stock shall be convertible for 1,000 shares of Common Stock (the “Conversion Amount”).

Section 9. Conversion Procedures.

(a) Upon occurrence of an Optional Conversion with respect to shares of any Holder, such Holder shall provide notice of such conversion to the Corporation (such notice a “Notice of Optional Conversion”).  In addition to any information required by applicable law or regulation, the Notice of Optional Conversion with respect to such Holder shall state, as appropriate:

(i) the date upon which such Optional Conversion shall be consummated (each, an “Optional Conversion Date”) applicable to such Holder;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock held of record by such Holder and subject to such Optional Conversion; and

(iii) the place or places where certificates for shares of Series B Preferred Stock held of record by such Holder are to be surrendered for issuance of certificates representing shares of Common Stock.

(b) In the event that some, but not all, of the shares of Series B Preferred Stock of such Holder are to be converted pursuant to an Optional Conversion, such Holder shall be entitled to select the shares to be surrendered pursuant this Section 9 such that, after such surrender, such Holder no longer holds shares of Series B Preferred Stock as to which the Optional Conversion shall have occurred.  In the event that such Holder fails to surrender the required number of shares pursuant to this Section 9 within thirty (30) days after the delivery of the Notice of Optional Conversion, the Corporation shall, by written notice to such Holder, indicate which shares have been converted pursuant to Section 8.  Effective immediately prior to the close of business on an Optional Conversion Date with respect to any share of Series B Preferred Stock so converted, dividends shall no longer be declared or accrue on any such converted share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared or accrued and unpaid dividends on such share to the extent provided in Section 4 and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c) No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on an Optional Conversion Date with respect to any share of Series B Preferred Stock so converted.  Prior to the close of business on an Optional Conversion Date with respect to any share of Series B Preferred Stock so converted, shares of Common Stock issuable upon conversion thereof, or other securities issuable upon conversion of such share of Series B Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series B Preferred Stock.  For the avoidance of doubt, if the Corporation pays any dividend of distribution to holders of Common Stock, each Holder shall be entitled to receive such dividend distribution either as a Holder of Series B Preferred Stock in accordance with Section 4(b) or 10(a)(i), as applicable, or as a holder of Common Stock following an Optional Conversion Date.

(d) Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock, but in no event shall the authorized number of shares be reduced to an amount less than the number of shares then-currently issued and outstanding.

(e) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on any Optional Conversion Date with respect thereto.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

(f) On an Optional Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Ratable Treatment with Common Stock.

(a) Except as provided in Section 12, holders of Series B Preferred Stock shall be entitled to all rights, privileges and benefits afforded to holders of Common Stock on the same terms, including, without limitation:

(i) Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Corporation shall pay a dividend or distribution on each share of Series B Preferred Stock consisting of a number of shares of Series B Preferred Stock equal to the number of shares of Common Stock paid on each share of Common Stock.

(ii) Subdivisions, Splits and Combination of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Corporation sale subdivide, split or combine the shares of Series B Preferred Stock on the same basis.

(iii) Issuance of Stock Purchase Rights.  If the Corporation issues to all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the Current Market Price (on an As-Converted Basis) on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Corporation shall issue to all holders of shares of Series B Preferred Stock rights or warrants entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Series B Preferred Stock at the same price holders of Common Stock are entitled to purchase Common Stock pursuant to the rights or warrants received by them multiplied by the Conversion Amount.

(iv) Debt or Asset Distributions.  If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any dividend or distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, and (d) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Corporation shall also distribute such evidences of indebtedness, shares of capital stock, securities, cash or other assets to the holders of Series B Preferred Stock on the same basis (after adjusting for the Conversion Amount).

(v) Cash Distributions.  If the Corporation makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series B Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, and (c) any dividend or distribution in connection with a Liquidation Transaction, the Corporation shall make a distribution consisting exclusively of cash to all holders of Series B Preferred Stock such that the holders of Series B Preferred Stock receive an amount of cash per share equal to the amount per share received by holders of Common Stock multiplied by the Conversion Amount.

(vi) Self Tender Offers and Exchange Offers.  If the Corporation or any of its Subsidiaries commences a tender or exchange offer for the Common Stock, then the Corporation or such Subsidiary shall simultaneously commence a tender or exchange offer for the Series B Preferred Stock.  The consideration per share of Series B Preferred Stock in any such offer shall be equal to the amount per share offered by holders of Common Stock multiplied by the Conversion Amount.

(b) Rights Plans.

(i) To the extent that the Corporation’s Rights remain outstanding, if a Distribution Date occurs, each share of Series B Preferred Stock shall be entitled to purchase an amount of additional shares of Series B Preferred Stock equal to one share of Series B Preferred Stock divided by the Conversion Amount at a price equal to the purchase price of one share of Common Stock pursuant to the Rights.

(ii) If the Corporation amends the Rights Agreement, or if the Corporation adopts a new rights plan, the Corporation shall provide for rights for the Series B Preferred Stock on substantially the same terms as the holders of Common Stock.

Section 11. Reorganization Events.

(a) In the event of, and only if such event is not a Change of Control:

(i) any consolidation or merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock including into securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock (on an As-Converted Basis) into which the share of Series B Preferred Stock would then be convertible assuming an Optional Conversion Date has occurred (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration (on an As-Converted Basis) received by the majority of the holders of the shares of Common Stock that affirmatively make an election.  The amount of Exchange Property receivable upon conversion of any Series B Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Amount.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property (on an As-Converted Basis).  Failure to deliver such notice shall not affect the operation of this Section 11.

(e) Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designations, the Corporation shall not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement entitles the Holders to receive the securities, cash and other property that such Holders would have been entitled to receive if all shares of Series B Preferred Stock had been converted into the number of shares Common Stock that such shares of Series B Preferred Stock were then convertible into or (ii) in each case, with any Holder’s consent (1) such Holder’s Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Holder’s Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers as are not less favorable in any material respect to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock.  For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Change of Control; provided, that the Series B Preferred Stock is treated as set forth in the preceding sentence.

Section 12. Voting Rights.

(a) Except as provided in Section 12(b), the shares of Series B Preferred Stock shall not be entitled to vote on any matter submitted to a vote of the holders of the Common Stock.

(b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose will be necessary for effecting any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Certificate of Incorporation, this Amended and Restated Certificate of Designations, or the Corporation’s bylaws (whether by merger, consolidation, business combination or otherwise) that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Certificate of Incorporation including any certificate of designations (whether by merger, consolidation, business combination or otherwise) to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets in a Liquidation Transaction; or

(iii) the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, except that Holders will have no separate right to vote under this provision or under Section 251 of the General Corporation Law of the State of Delaware or otherwise under Delaware law if (x) the Corporation shall have complied with Section 11(e), (y) the transaction shall be a Reorganization Event in which each share of Series B Preferred Stock shall become convertible into Exchange Property, or (z) in each case, (1) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers as are not less favorable in any material respect to the Holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series B Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Optional Conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the aggregate Closing Price of the Common Stock issuable upon conversion of a share of Common Stock determined as of the second Trading Day immediately preceding any Optional Conversion.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

(d) Except as provided in Section 10(b), no fractional shares of Series B Preferred Stock may be issued.

Section 14. Reservation of Capital Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares of Common Stock acquired by the Corporation, solely for issuance upon the conversion of all outstanding shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.  For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the AMEX or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B Preferred Stock into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 15. Repurchases of Junior Securities or Common Stock.  For as long as the Series B Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any of its Junior Securities or Common Stock, other than (i) redemptions, purchases or other acquisitions of Junior Securities or Common Stock in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan and (ii) conversions into or exchanges for other Junior Securities or Common Stock and cash solely in lieu of fractional shares of the Junior Securities or Common Stock.

Section 16. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate representing any Series B Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation.  The Corporation shall replace certificates representing any Series B Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after an Optional Conversion Date, with respect to any share of Series B Preferred Stock subject to an Optional Conversion.  In place of the delivery of a replacement certificate following an Optional Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

Section 17. [Intentionally Omitted].

Section 18. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to: Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance, delivery or registration of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of

Series B Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation shall not, however, be required to pay any such tax due that is only payable because of the issuance, delivery or registration of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

SECOND   This Amended and Restated Certificate of Designations does not provide for an exchange, reclassification or cancellation of any issued shares.

THIRD   The date of adoption of this Amended and Restated Certificate of Designations was December 9, 2010.  On the date of adoption of this Amended and Restated Certificate of Designations there were no shares of Series B Preferred Stock outstanding.

FOURTH   This Certificate of Designations was duly adopted by the Board of Directors of the Corporation pursuant to authority granted by the Certificate of Incorporation.

FIFTH   No stockholder action was required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Meg A. Gentle, Senior Vice President and Chief Financial Officer as of the 22nd day of December, 2010.

CHENIERE ENERGY, INC.

By:	/s/ Meg A. Gentle
Name: Meg A. Gentle
Title: Senior Vice President and Chief Financial Officer